Exhibit 10.1 AGENCIA NACIONAL DE HIDROCARBUROS REPÚBLICA DE COLOMBIA MODEL OF CONTRACT FOR EXPLORATION AND EXPLOITATION (English Translation. Spanish version is binding)

CONTRACT NAME:	RIO VERDE
CONTRACTOR:	HARKEN DE COLOMBIA LIMITED
EFFECTIVE DATE:	SEPTEMBER 14 OF 2004

The Contracting parties, of the one part Agencia Nacional de Hidrocarburos hereinafter ANH, a special administrative unit attaché to the Ministry of Mines and Energy, created by the Decree 1760 of 26 June 2003, with registered offices in Bogotá D.C., represented by JOSE ARMANDO ZAMORA REYES, of legal age, ID No. 19.303.017 issued in Bogotá, D.C. domiciled in Bogotá D.C., who states: 1. That as General Director of ANH, he acts on behalf of that Agency, and 2. That he has been authorized by the Board of Directors of ANH to execute this Contract, as evidenced in Minutes No. 019, dated July 22, 2004 and of the other HARKEN DE COLOMBIA LIMITED - company organized in accordance with the laws of Cayman Islands, with registered offices in Cayman Islands and a branch established in Colombia, and registered offices in Bogotá, in accordance with public deed N° 406, dated february 19, 1993 granted in Notary 11th Bogotá represented by GUILLERMO SANCHEZ, American, of legal age, with Passport Number 132457597, who states that: 1. As legal representative he acts in representation of the (Name of the Company) 2. He is fully authorized to execute this Contract, as evidenced in the Incumbency Certificate issued by the Bogotá Chamber of Commerce 3. He states under oath and that he is not in any way disqualified to enter into this Contract, and 4. HARKEN DE COLOMBIA LIMITED has accredited that it has, and undertakes to maintain, the financial capacity, the technical competence, and the professional skills required to undertake activities under this Contract. The above company shall be known for all purposes in this Contract as THE CONTRACTOR.

ANH and THE CONTRACTOR place it on record that they have entered into the Contract contained in the following Clauses:

CLAUSE 1- DEFINITIONS

For the purposes of this Contract, the expressions given below carry the meaning assigned to them here.

Annexes A, B and C form an integral part of this Contract, and therefore every time that the expressions referred to in this Clause are used in those Annexes, they will carry the same meanings as are given here.

1.1 Abandonment: The plugging and abandonment of wells, the dismantling of constructions and the cleaning and environmental restoration of areas in which Exploration, Evaluation or Exploitation Operations had taken place under this Contract, in accordance with Colombian law.

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1.2 Year: The period of twelve consecutive months of the Gregorian calendar, counted from a specific date.

1.3 Calendar Year: The period of 12 months between 1 January and 31 December, both included, of each Year.

1.4 Contract Area: The surface and its projections as identified in Clause 3, and located in Annex A, in which THE CONTRACTOR is authorized by this Contract to undertake Exploration, Evaluation and Exploitation operations for Hydrocarbons which are the object of the same.

1.5 Evaluation Area: The portion of the Contract Area in which THE CONTRACTOR makes a Discovery, and in which he decides to Perform an Evaluation Program in order to establish commerciality or lack of the same, in accordance with Clause 7. This area will be demarcated as a regular polygon on the surface, preferably four-sided, which will comprise the limits of the vertical projection on the surface of the geological structure which contains the Discovery.

1.6 Exploitation Area: The portion of the Contract Area in which one or more Commercial Fields are found, as established in Clause 9 (Section 9.3) of this Contract. The area of the Commercial Fields will comprise the area of the vertical projection on the surface of the reservoir or reservoirs forming them, and which the Ministry of Mines and Energy defines in accordance with the Decree 3229 of 11 November 2003, or regulations which modify or replace it.

1.7 Barrel: The unit of measurement of volume of Liquid Hydrocarbons consisting of 42 US gallons, corrected to standard conditions of 60° Fahrenheit and one atmosphere of absolute pressure.

1.8 Good Oil Industry Practices: These are good, safe and efficient operations and procedures, commonly used by prudent and diligent operators in international oil industry, in similar conditions and circumstances to those arising in the course of activities under this Contract, principally in matters related to the use of appropriate methods and processes to obtain the maximum economic benefits in the final recovery of reserves, reduction of losses, safe operations, and protection of the environment, amongst others, to the extent that they are not contrary to Colombian law.

1.9 Commercial Field: A portion of the Contract Area, in whose subsurface one or more reservoirs have been discovered, and which THE CONTRACTOR has decided to exploit.

1.10 Declaration of Commerciality: This is the written communication from THE CONTRACTOR to ANH, declaring that the discovery which it has made in the Contract Area is a Commercial Field.

1.11 Discovery: This is the finding of rock in which there are accumulated Hydrocarbons, and which acts as an independent unit with regard to production mechanisms, petrophysical properties, fluid properties, as evaluated after drilling, or using some similar means, and taking the related fluid tests.

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1.12 Discovery of Non-associated Natural Gas: This is the Discovery whose official production tests, on the understanding that the text is representative of the reservoir or reservoirs discovered, indicates a Gas/Oil ratio (GOR) of more than 15,000 standard cubic feet of gas for one barrel of Liquid Hydrocarbons, and a molar composition of heptane (C7+) of less than 4%. The gas/oil ratio is understood to be the ratio between the volume of natural gas in cubic feet per Day, and the volume of Liquid Hydrocarbons in Barrels per Day produced by a well, and the molar composition of heptanes (C7+) and other Hydrocarbons of higher molecular weight. The Gas/Oil ratio (GOR) of a Discovery with several reservoirs will be determined on the basis of the weighted average production of each reservoir and the molar composition of heptane (C7+) as a simple arithmetical average.

1.13 Day: A period of 24 hours starting at 00:00 and ending at 24:00.

1.14 Development/Development Operations: Activities and work undertaken by THE CONTRACTOR including (for example only) drilling, completion and equipping development wells, the design, construction, installation and maintenance of equipment, pipe, transfer lines, storage tanks, transport systems, treatment storage etc. in an Exploitation Area in the Contract Area, and outside it, as necessary.

1.15 Exploration/Exploration Operations: Studies and work executed by THE CONTRACTOR to determine the existence and location of Hydrocarbons in the subsurface, including (as examples only) geophysical, geochemical, geological, cartographic work and in general the activities of surface prospecting, the drilling of Exploration Wells and other operations directly related to the search for Hydrocarbons in the subsurface.

1.16 Evaluation/Evaluation Operations: All operations and activities undertaken by THE CONTRACTOR in an Evaluation Area under Clause 7 below in order to evaluate the Discovery, demarcate the geometry of the reservoir(s) in the Evaluation Area and determine, amongst other things, the viability of extracting the Hydrocarbons in economically exploitable quantities and qualities and the impact of commercial Exploitation on the environment and social situation. The operations include the drilling of Exploration Wells, the acquisition of detailed seismic data, the conducting of production tests and in general; operations designed to determine whether the Discovery is a Commercial Field and to demarcate it.

1.17 Exploitation: Development and Production.

1.18 Effective Date: The date of signature of this Contract, as of which terms begin to be counted.

1.19 Natural Gas: The mixture of Hydrocarbons in a gaseous state at standard conditions (of temperature 60°F and one atmosphere at obsolute pressure), composed of the most volatile members of the paraffin series of Hydrocarbons.

1.20 Hydrocarbons: All the organic compounds comprised mainly of the natural mixture of carbon and hydrogen and substances that accompany them or are derived from them.

1.21 Liquid Hydrocarbons: All Hydrocarbons produced in the Contract Area which at standard conditions of temperature and pressure (60°F and one atmosphere at absolute pressure) are in a Liquid state at the wellhead or in the separator, and distilled and condensed substances extracted from gas.

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1.22 Heavy Liquid Hydrocarbons: Liquid Hydrocarbons with an API gravity of less than 15°.

1.23 Penalty Interest: In pesos, the maximum legal penalty rate certified by the competent authority; in US dollars, 3-month LIBOR plus 4%.

1.24 Month: The period counted from any Day of a calendar month and ending of the same Day of the next calendar month; or, if the first Day of a month, from that Day to the last Day of that same month.

1.25 Parties: At the time of execution of the Contract, ANH and THE CONTRACTOR. Subsequently and at any time, ANH and THE CONTRACTOR and/or assigned duly accepted by ANH.

If the Party “THE CONTRACTOR” consists of more than one company, said companies will appoint one of their number to act as their representative with ANH.

1.26 Exploration Period: The period of 5 Years and 8 months counting from the Effective Date, together with any extension granted, during which THE CONTRACTOR shall execute the Minimum Exploration Program.

1.27 Exploitation Period: With respect to each Exploitation Area, up to 24 Years together with any extensions granted, counting from the date of Declaration of commerciality of the related Commercial Field, during which THE CONTRACTOR shall execute Development and Production Operations.

1.28 Exploitation Plan: A guideline document prepared by THE CONTRACTOR in accordance with Clauses 9 and 10 below, to implement the technical, efficient and economic Exploitation of each Exploitation Area and will contain, amongst other things, the calculation of Hydrocarbons reserves, a description of the Production facilities and the transport of Hydrocarbons, forecasts for the Production of Hydrocarbons in the short and medium term, a program for Abandonment and the Exploitation Work Programs for the rest of the current Calendar Year or the following Calendar Year.

1.29 Exploration Well: A well to be drilled by THE CONTRACTOR in the Contract Area searching for Hydrocarbons reservoirs in an untested area, to find reservoirs additional to a Discovery, or to extend the limits of known reservoirs of a known Discovery.

1.30 Production/Production Operations: All operations and activities undertaken by THE CONTRACTOR in the Exploitation Area in relation to processes of extraction, collection, treatment, storage and transport of Hydrocarbons to the Delivery Point, Abandonment and other operations related to the obtaining of Hydrocarbons.

1.31 Minimum Exploration Program: The Program of Exploration Operations agreed under Section 5.1 below, which is the minimum that THE CONTRACTOR agrees to perform in each phase of the Exploration Period.

1.32 Additional Exploration Program: The Exploration Program that THE CONTRACTOR undertakes to execute after the end of the Exploration Period as stipulated in Section 5.5 below.

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1.33 Evaluation Program: The Evaluation Operations Plan presented by THE CONTRACTOR to ANH under Clause 7 below to evaluate a Discovery and determine whether there is a Commercial Field. Execution of the Evaluation Program and also the presentation of the final report to the ANH are requirements to declare whether a Discovery is a commercial Field.

1.34 Work Program: The description of activities and Exploration Activities, Evaluation Activities or Exploitation Activities in the Contract Area under the terms of this Contract. The Work Program will include the schedule for THE CONTRACTOR to start and finish activities, with budgets.

1.35 Delivery Point: The place agreed by the Parties to measure the production of Hydrocarbons for each Commercial Field in the minimum specifications to enter any system of transport or refining, in order to determine the volume of Hydrocarbons subject to royalties and the volume of Hydrocarbons due to THE CONTRACTOR.

CLAUSE 2 – OBJECT

2.1 Object. This Contract grants THE CONTRACTOR the exclusive right to explore the Contract Area and to exploit Hydrocarbons belonging to the Nation that are discovered in that area. THE CONTRACTOR will be entitled to the share of the Hydrocarbons coming from the Contract Area which are due to it under Clause 14 below.

2.2 Scope. THE CONTRACTOR will, in the exercise of this right, perform the activities and conduct the operations that are the matter of the same at its sole cost and risk, providing all resources required to project, prepare and perform activities and Exploration, Evaluation, Development and Production Operations in the Contract Area.

2.3 Exclusion of rights over other natural resources. The rights granted under this Contract refer exclusively to the Hydrocarbons owned by the Nation discovered in the Contract Area, and therefore do not extend to any other natural resource that may be present there.

CLAUSE 3-CONTRACT AREA

3.1 Area. The Contract Area covers a total of 30.341,0333 hectares. It is described in Annex A, which forms part of this Contract and is located in the municipal jurisdiction(s) of San Luis de palenque and El Yopal Casanare Department. The Contract Area will be gradually reduced as stipulated in this Clause.

3.2 Restrictions. If a portion of the Contract Area extends to areas within the National Nature Park System or other reserved, restricted or excluded places, geographically demarcated by the appropriate authority, or if zones with such characteristics are extended into the Contract Area, THE CONTRACTOR will observe the conditions imposed on such areas by the competent authorities. ANH assumes no responsibility in this regard.

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If ANH comes to know of a claim for private ownership of Hydrocarbons in the subsurface of the Contract Area, it will proceed as required by the relevant provisions of law.

3.3 Relinquishment of Areas in Exploration, Evaluation and Exploitation. THE CONTRACTOR will relinquish areas in Exploration, Evaluation and Exploitation in all cases provided for in this Contract as causes of relinquishment, such as simple surrender, expiry of terms, events provided for in Section 8.2 or failure to perform the activities in the related Work Programs or in general any other contractual cause that obliges THE CONTRACTOR to relinquish the area concerned.

3.4 Voluntary relinquishment. THE CONTRACTOR may at any time effect partial relinquishments of the Contract Area provided that it has performed the obligations contracted by virtue of this Contract. If these voluntary relinquishments are effected during the Exploration Period they will be counted for the purposes of the mandatory relinquishment of areas.

3.5 Restoration of areas relinquished. THE CONTRACTOR will perform all Abandonment activities required and restore the areas relinquished as provided for in Colombian law and this Contract.

3.6 Demarcation of areas relinquished. The areas relinquished by THE CONTRACTOR will contain the minimum possible number of contiguous rectangular blocks limited by lines running North-South and East-West, following a grid pattern similar to that formed by the Instituto Geográfico Agustín Codazzi mapping system.

3.7 Formalization of relinquishment of areas. All relinquishments effected under this Contract will be formalized in notes of record signed by the Parties.

CLAUSE 4 – DURATION AND PERIODS

4.1 Duration. The duration of the Contract is determined by the following Clauses.

4.2 Exploration Period. The Exploration Period will last for five Years and eight months from the Effective Date and be divided into the phases described below. The first phase commences on the Effective Date and the following phases on the Calendar Day immediately following the end of the preceding phase:

Phase 1 lasting twenty (20) months

Phase 2 lasting twelve (12)months

Phase 3 lasting twelve (12)months

Phase 4 lasting twelve (12)months

Phase n lasting twelve (12)months

4.2.1 Right to resign during Exploration. THE CONTRACTOR may, during any phase of the Exploration Period, resign the Contract provided that it has satisfied the requirements of the Minimum Exploration Program of the current phase and other obligations for its account. In order to do this THE CONTRACTOR will complete the phase in progress and advise ANH of its decision in writing.

4.2.2 Extension of the Exploration Period. ANH will, at the request of THE CONTRACTOR, extend the phase of the Exploration Period in progress until the

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Exploration Wells have been drilled and /or the seismic program has been completed, plus two months, provided that the following conditions are satisfied:

a)	The Exploration Operations mentioned have been started at least one month before the date set for the completion of that phase of the Exploration Period;

b)	THE CONTRACTOR has performed its Exploration Operations uninterruptedly; and

c)	That despite the diligence applied in Exploration Operations. THE CONTRACTOR reasonably believes that the remaining time is insufficient to complete them before the expiry date of the phase in progress.

When it requests the extension THE CONTRACTOR will deliver to ANH the documents on which it bases that request and the related guarantee in accordance with the requirements of Clause 22 below.

4.2.3 Termination of Contract upon expiry of the Exploration Period. If the Exploration Period expires and there is no Evaluation Area or Exploitation Area in the Contract Area, THE CONTRACTOR will relinquish all the Contract Area to ANH, without prejudice to performance of its other obligations.

At all events THE CONTRACTOR is obliged to relinquish all the Contract Area and show that it has performed its obligations of Abandonment, showing that wells drilled have been duly plugged and abandoned, that surface constructions have been totally dismantled and that the work of cleaning and environmental restoration have been completed in accordance with applicable regulations.

4.3 Exploitation Period. The Exploitation Period is established separately for each Exploitation Area and therefore all mentions of duration extension or termination of the Exploitation Period refer to each individual Exploitation Area.

4.3.1 Duration. The Exploitation Area will last for 24 Years counted from the date on which ANH received the Declaration of Commerciality from THE CONTRACTOR under Clause 8 below.

4.3.2 Extension. ANH will, at the request of THE CONTRACTOR, extend the Exploitation Period up to the economic limit of the commercial field, provided that the following conditions are satisfied:

a)	THE CONTRACTOR makes a written request to ANH not more than 4 Years nor less than 1 Year prior to the expiry of the Exploitation Period for the Exploitation Area concerned;

b)	The Exploitation Area is producing Hydrocarbons regularly at the date of the request; and

c)	THE CONTRACTOR can show that during the 4 Calendar Years prior to the date of the request it has conducted a drilling program that includes at least one well per Calendar Year and/or has had an active project for pressure maintenance or secondary, tertiary or enhanced recovery.

Paragraph: If THE CONTRACTOR does not meet all the conditions or meets (c) incompletely, ANH may analyze the justifications offered by THE CONTRACTOR and grant the extension, and it is understood that denial by ANH is not a reason of disagreement and will not be subject to the procedure established in Clause 27 below. At all events the extension of the Exploitation Period will be formalized by a Supplementary Clause to this Contract.

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4.3.3 Voluntary termination of the Exploitation Period. THE CONTRACTOR may at any time terminate this Contract with respect to any Exploitation Area, and to do so, will inform ANH of its decision in writing not less than 3 Months in advance without prejudice to performance of its other obligations.

4.3.4 Effects of termination of the Exploitation Period. If for any reason the operating rights and obligations cease with regard to an Exploitation Area, THE CONTRACTOR will leave the production of wells producing at the time in perfect conditions and leave all constructions and other real property in good condition and pass them free of charge to ANH with all easements and goods acquired for the purposes of Exploitation, even if they are outside the Exploitation Area. With regard to the moveable assets used solely in the service of the Exploitation Area, if termination occurs before 18 Years of the Exploitation Period have elapsed, THE CONTRACTOR will offer them to ANH for sale at book value. If within 3 Months from the date of the offer ANH has not responded affirmatively, THE CONTRACTOR is free to dispose of them. If termination takes place after the first 18 Years of the Exploitation Period, the assets will pass to ANH free of charge. ANH will set the criterion with respect to the productivity of the wells. Any disagreement with regard to the nature and destination of the assets will be subject to the procedure set forth in Clause 27 below. Likewise, THE CONTRACTOR will be obliged to assign to ANH or to the entity indicated by ANH, the Environmental License and the economic resources required to attend to the obligations of Abandonment. The application of this Clause does not imply that ANH is to assume THE CONTRACTOR´s employment obligations to its personnel.

CLAUSE 5 – MINIMUM EXPLORATION PROGRAM

5.1 Minimum Exploration Program for each phase. During the Exploration Period THE CONTRACTOR will implement a Minimum Exploration Program for each phase as described in Annex B which forms part of this Contract. For performance of the Minimum Exploration Program obligations, the Exploration Wells proposed by THE CONTRACTOR will be Exploration Wells for a new field (Type A-3) or Exploration Wells that form part of an Evaluation Program as described in subsection 7.3.(b) below. Otherwise, an Exploration Well proposed by THE CONTRACTOR will require prior acceptance by ANH.

5.2 Programs of Exploration Work. THE CONTRACTOR undertakes to furnish ANH with the Program for Exploration Work for the phase being started, describing how obligations will be discharged, not less than 8 calendar Days before each phase of the Exploration Period begins. For the first phase, THE CONTRACTOR should summit the Program for Exploration Work during the following 30 days from the Effective Date.

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5.3 Modifications to the Minimum Exploration Program.

5.3.1 During the phase in progress. During the first half of any phase of the Exploration other than the first phase, THE CONTRACTOR may substitute the acquisition and processing of a seismic program in the Minimum Exploration Program by the drilling of one or more Exploration Wells or by the acquisition and processing of a seismic program of a more modern technology, provided that the financial effort of the new Minimum Exploration Program is equal to or greater than that originally proposed for the phase in progress. In that event, THE CONTRACTOR will inform ANH of the substitution of Exploration Operations proposed, in advance and in writing.

5.3.2 For the following phase: If an Exploration Well proves dry, and THE CONTRACTOR sees that the prospects for the Contract area do not justify the drilling of an Exploration Well contained in the Minimum Exploration Program of the following phase of the Exploration Period, THE CONTRACTOR may substitute the drilling with seismic acquisition and processing provided that the financial effort is the same or greater that in the original Minimum Exploration Program for the phase, and THE CONTRACTOR informs ANH of the substitution proposed in advance and in writing.

5.4 Additional Exploration. THE CONTRACTOR may perform Exploration Operations in addition to those included in the Minimum Exploration Program or the Subsequent Exploration Program but such Exploration Operations will not change the term agreed for the execution of the Minimum Exploration Program or the Subsequent Exploration Program of the phase in progress or the phases that follow it. In order to exercise this right THE CONTRACTOR will first inform ANH of the additional Exploration Operations proposed. If mentioned exploration operations are defined in the Minimum Exploration program for the next phase, ANH will accredit mentioned Exploration Operations to compliance with agreed for the next phase. If THE CONTRACTOR wishes the Additional Exploration Operations to be credited to compliance with agreed Exploration commitments for the next phase, if any, it will request ANH approval for this in writing and ANH has the discretion to accept the request or deny it. If ANH accepts it ANH will determine how all or part of the additional Exploration Operations executed will be credited in the next phase of the Exploration Period.

5.5 Problems in the drilling of Exploration Wells. If, during the drilling of an Exploration Well for the Minimum Exploration Program or Subsequent Exploration Program and before reaching the target depth, uncontrollable geological problems arise such as cavities, abnormal pressures, impenetrable formations, severe loss of circulation or other technical difficulties which prevent the drilling of the Exploration Well from continuing despite the efforts of THE CONTRACTOR to continue with drilling work in accordance with Good Oil Industry Practices, THE CONTRACTOR may request ANH to treat the obligation to drill as having been discharged with the presentation of a technical report to give a detailed description of the situation and efforts made to overcome the problem. The reports must be presented to ANH not more than 15 calendar Days from the date that the uncontrollable problem arises. If ANH accepts that THE CONTRACTOR should terminate the drilling operations for the well in question, THE CONTRACTOR will abandon or complete the well to the depth drilled and the obligation of the Minimum Exploration Program or Subsequent Exploration Program for that well will be considered to have been discharged.

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CLAUSE 6 – SUBSEQUENT EXPLORATION PROGRAM

6.1 Subsequent Exploration Program. If the Exploration Period ends and provided that there is at least one Evaluation Area or Exploitation Area, THE CONTRACTOR may retain 50% of the Contract Area (excluding Exploitation Areas) to implement a Subsequent Exploration Program in the area retained outside of an Evaluation Area or Exploitation Area. The following procedure will apply:

a) Before completing the final phase of the Exploration Period THE CONTRACTOR will advise ANH in writing that it intends to implement a Subsequent Exploration Program;

b) The notice will describe the Exploration Operations in the Subsequent Exploration Program which THE CONTRACTOR undertakes to perform; dividing the Program into two phases of two Years each, the first to count as of the expiry date of the last phase of the Minimum Exploration Program. Each phase of the Subsequent Exploration Program will contain at least the same Exploration Operations as were agreed for the last phase of the Minimum Exploration Program;

c) If the obligations of the first phase of the Subsequent Exploration Program are duly discharged THE CONTRACTOR may elect not to continue with the second phase and in exchange must relinquish all the areas retained for that purpose or it may elect to continue with the second phase, and must relinquish only 50% of those areas excluding any existing Evaluation Areas and Exploitation Areas. THE CONTRACTOR will inform ANH in writing of its decision within one month of the end of the first phase.

d) The relinquishment of areas mentioned in this Clause is understood to be without prejudice to the existing Evaluation Areas and Exploitation Areas.

6.2 When the Subsequent Exploration Program is completed, the Contract Area will be reduced to the Evaluation Areas and/or Exploitation Areas existing at that time.

CLAUSE 7 – DISCOVERY AND EVALUATION

7.1 Notice of Discovery. At any time within four Months of finishing the drilling of the Exploration Well whose results indicate that there has been a Discovery, THE CONTRACTOR will so advise ANH in writing, attaching its technical report with the results of tests made, the description of geological aspects and the analysis of fluids and rocks in the form indicated by the Ministry of Mines and Energy or the authority that takes its place.

Paragraph: if the Discovery is of Non-Associated Natural Gas or Heavy Liquid Hydrocarbons, THE CONTRACTOR will also deliver calculations and other supporting information presented to the Ministry of Mines and Energy for classification purposes.

7.2 Presentation of the Evaluation Program. If THE CONTRACTOR considers that the Discovery has commercial potential it will present and implement an Evaluation

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Program for that Discovery as described in this Clause. If the Discovery occurs during the Exploration Period THE CONTRACTOR will present the Evaluation Program within six months of finishing the drilling of the discovery well and at all events before the end of the Exploration Period. If the Discovery is the result of the execution of the Subsequent Exploration Program, THE CONTRACTOR will present the Evaluation Program within six months of finishing the drilling of the discovery Exploration Well and at all events prior to the next relinquishment of areas under Clause 6 above.

7.3 Content of the Evaluation Program. The Evaluation Program will contain at least the following:

a) A map with the coordinates of the Evaluation Area.

b) The description and objectives of each of the Evaluation Operations and the information that is to be obtained in order to determine whether the Discovery may be declared to be a Commercial Field. If in the Evaluation Programs carried out during the Exploration Period, THE CONTRACTOR includes drilling of Exploration Wells, CONTRACTOR may accredit both compliance with the Minimum Exploratory Program as well as with the corresponding Evaluation Program, up to the drilling of two Exploration Wells provided said wells are completed before the expiration of the term for the Evaluation Program in which they were included or completion of the phase of the Exploration Period to which the wells correspond, whichever is closest.

c) The total budget for the Evaluation Program, Year by Year;

d) Total term of the Evaluation Program, up to two Years if the program includes the drilling of Exploration Wells and up to one Year in all other cases, counting from the date of presentation to ANH; and should include the time estimate as required for obtaining the permits to be issued by other authorities.

e) The schedule of Evaluation Operations in the term mentioned in (d);

f) Information about the destination of the Hydrocarbons and other fluids that THE CONTRACTOR expects to recover as a result of Evaluation Operations.

g) A proposal for a Delivery Point for consideration by ANH.

7.4 Extension of Term of the Evaluation Program. If THE CONTRACTOR decides to drill Exploration Wells not provided for in the initially presented Evaluation Program, ANH will extend the term of that Program for up to one Year provided that the following conditions are satisfied:

a)THE CONTRACTOR has requested the extension from ANH in writing at least two months in advance of the expiry of the original term;

b)THE CONTRACTOR is executing the Evaluation Operations contained in the Evaluation Program diligently; and

c) The extension required is justified by the time needed to drill and test one or more additional Exploration Wells.

THE CONTRACTOR will attach the documents on which its request has been based.

7.5 Changes to the Evaluation Program. At any time during the six months following presentation of the Evaluation Program to ANH THE CONTRACTOR may introduce changes, of which it will promptly inform ANH and will adjust the total term of the same as described in Subsection 7.3(d) above, but will not change the starting date given.

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7.6 Results of the Evaluation Program. THE CONTRACTOR will furnish ANH with a full report of the results of the Evaluation Program within three months of completing the same. The report will contain at least a geological description of the Discovery and structural features, the physical properties of the rocks and fluids present on the reservoirs associated with the Discovery; the pressure, volume and temperature analysis of the fluids in the reservoirs, production capacity (per well and for the whole Discovery); and an estimate of the recoverable reserves of Hydrocarbons there.

Paragraph: If the Discovery is of Non-Associated Natural gas or a Heavy Liquid Hydrocarbons, and at any time during the second half of the Evaluation Program, there being time remaining, THE CONTRACTOR may request ANH to extend the Evaluation for up to two additional Years in order to conduct feasibility studies for the construction of infrastructure, production methods and/or the development of markets. In such cases the request will include the information related to the feasibility studies that THE CONTRACTOR considers necessary in the Evaluation program. When the term of the extension expires THE CONTRACTOR will deliver its conclusions and recommendations of the feasibility studies to ANH.

7.7 This Clause will only apply to Exploration Wells drilled by THE CONTRACTOR and making a Discovery outside the areas classed as Evaluation Areas or Exploitation Areas. Therefore when the new volumes of Hydrocarbons found become part of an existing Evaluation Area or Exploitation Area, there will be no Evaluation Period.

CLAUSE 8 – DECLARATION OF COMMERCIALITY

8.1 Notice. Within three months following the expiry of the term stipulated for the execution of the Evaluation Program, or upon expiry of the term agreed under Section 7.6 above, if applicable, THE CONTRACTOR will deliver to ANH a written declaration which will state clearly and precisely its unconditional decision to exploit the Discovery, or not to do so. If the decision is positive, the Discovery will be treated as a Commercial Field as of the time of that declaration.

8.2 Surrender of rights if the decision is negative. If THE CONTRACTOR does not deliver the declaration to ANH within the time allowed it will be understood that THE CONTRACTOR has concluded that the Discovery is not a Commercial Field. If the declaration is negative, or there is no declaration, THE CONTRACTOR accepts that no rights have been generated in its favor and therefore it waives any claim of rights over the Discovery.

CLAUSE 9 – EXPLOITATION PLAN

9.1 Presentation and Content. Within three months of the presentation of the Declaration of Commerciality under Clause 8, THE CONTRACTOR will deliver the Exploitation Plan to ANH, containing at least the following elements:

a) Map with coordinates of the Exploitation Area.

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b) Calculation of Hydrocarbons reserves and accumulated production of Hydrocarbons, for each type of Hydrocarbons.

c) General scheme of development of the Commercial Field, to include a description of the plan for drilling development wells, methods of extraction, facilities and treatment of fluids extracted before the Delivery Point.

d) Annual production forecast for Hydrocarbons, with sensitivities, using the optimum production rate that will allow the maximum economic recovery of reserves.

e) Identification of critical factors for the execution of the Exploitation Plan such as environmental, social, economic, logistical etc. factors and options to deal with them.

f) A proposed Delivery Point for ANH to consider.

g) A proposed basket of up to three crudes of a similar quality for calculation of the Fee for High Prices described in Clause 16 below.

h) A program for Abandonment for the purposes of Clause 30.

9.2. Acceptance of the Exploitation Plan. ANH will not accept the Exploitation Plan until it has received the above information. If it has not received all the information within 15 calendar Days following presentation it may demand the missing information and THE CONTRACTOR will have 30 calendar Days from the receipt of the demand to deliver it. If ANH makes no pronouncement within 15 calendar Days of presentation of the Exploitation Plan by THE CONTRACTOR, it will be understood that the Plan is accepted. If THE CONTRACTOR does not deliver the Exploitation Plan on the date given in Section 9.2 or if ANH has not received the missing documentation within the 30 Days mentioned in this Section, this will be a breach giving rise to the application of Clause 28.

9.3 Exploitation Area. The Exploitation Area will be demarcated as a regular polygon, four-sided, which will comprise the Commercial Field of the portion of it within the Contract Area, plus a margin around the Commercial Field of not more than one kilometer provided that the Contract Area so permits. Since the area of the Commercial Field in the Contract Area may vary, the Exploitation Area will remain unalterable except as allowed in Section 9.4 below.

9.4 Enlargement of the Exploitation Area. During the Exploitation Period in an Exploitation Area, if THE CONTRACTOR determines that a Commercial Field extends beyond the Exploitation Area but within the valid Contract Area, it may ask ANH to enlarge the Exploitation Area, attaching supporting documentation to its request. If ANH is satisfied with the request it will enlarge the Exploitation Area but it is understood that if the enlargement overlaps another Exploitation Area, the duration of the Exploitation Period to be applied to the new global Exploitation Area will be that whose commerciality was declared first.

Paragraph: If the Exploitation Area requested by THE CONTRACTOR under Section 9.4 extends beyond the bounds of the Contract Area, ANH will enlarge the Contract Area giving the enlargement requested the Contractual status of an Evaluation Area, unless the area in question offers one of the following situations:

a) There are rights granted to another person for activities which are the same or similar to those of this Contract;

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b) ANH is negotiating or has opened a contest for rights over it;

c) A competent authority has ordered restrictions, which impede the activities object of the Contract.

9.5 Updating of the Exploitation Plan. THE CONTRACTOR will adjust the Exploitation Plan annually and present it in February of each calendar Year subject to the procedure described in Section 9.2 above, for each of the Exploitation Areas established under the Contract. If the actual production for the preceding Calendar Year is a 15% different from the annual production forecast indicated in the Exploitation Plan for any Exploitation Area, THE CONTRACTOR will provide appropriate explanations.

CLAUSE 10 – EXPLOITATION WORK PROGRAM

10.1 Preparation and Presentation. If the presentation of the Exploitation Plan referred to in Clause 9 takes place more than six months before the end of a Calendar Year THE CONTRACTOR will present the first Exploitation Work Program for the rest of that calendar Year. The Plan will then subsequently be presented Year by Year for the remaining Years, each November.

10.2 Content of the Exploitation Work Program. The Exploitation Work program for each Exploitation Area will contain at least the following:

a) A detailed description of the Development Operations and Production Operations which THE CONTRACTOR expects to execute during the Year with a schedule detailed by project and Calendar Quarter, also including the time allowed for obtaining authorizations and permits from the competent authorities.

b) A forecast of monthly production in the Exploitation Area for each Calendar Year;

c) An estimate of costs (investments plus expenses) for the four following Calendar Years or through to the end of the Production Period if less than 4 Years;

d) The terms and conditions for the development of the community programs in the areas of influence of the Exploitation Area in question.

10.3 Execution and Adjustments. Development Operations and Production Operations in the Exploitation Work program mentioned in (a) above are mandatory. THE CONTRACTOR will start those Exploitation Operations in accordance with the schedule submitted. During the execution of the Exploitation Work Program THE CONTRACTOR may make adjustments to the program for the current Calendar Year provided that they do not reduce production by more than 15% of the initial forecast. Adjustments may not be made more often than three monthly, except for emergency situations. THE CONTRACTOR will give advance written notice of any adjustment to the Exploitation Work Program.

CLAUSE 11 – MANAGEMENT OF OPERATIONS

11.1 Autonomy. THE CONTRACTOR will have control of all operations and activities considered necessary for a technically valid, efficient and economical Exploration of the

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Contract Area and Evaluation and Exploitation of Hydrocarbons found there. THE CONTRACTOR will plan, prepare, effect and control all activities with its own means and with technical and management autonomy as defined in Colombian legislation and observing Good Oil Industry Practices. THE CONTRACTOR will perform all activities directly or through subcontractors.

Paragraph: THE CONTRACTOR may use the facilities and wells existing in the Contracted area, before the execution date of the contract, upon authorization of the pertinent authority.

11.2 Responsibilities. THE CONTRACTOR will conduct all operations under this Contract diligently, responsibly, efficiently and with appropriate technical and economic criteria. It will ensure that all subcontractors observe the terms of this Contract and Colombian law. THE CONTRACTOR will be solely liable for any damages caused through operations and activities derived from this Contract including those caused by subcontractors, but it is understood that at no time shall it be responsible for errors of judgment or damages and losses which are not the result of gross negligence or deceit. If the Contract subcontracts the work and services subcontracted will be executed in its name and therefore THE CONTRACTOR will remain directly responsible for all obligations in the subcontract and derived from the same, and is not relieved by the existence of the subcontracts. ANH assumes no direct or several responsibility for this matter.

11.3 Obtaining permits. THE CONTRACTOR undertakes to obtain, for its own account and risk, all licenses, authorizations, permits and other rights required by law and necessary for the operations to be executed under this Contract.

11.4. Damage to Assets. All costs and expenses required to replace or repair damage to or loss of assets and equipment due to fire, flood, storm, accidents or other similar events will be a risk of THE CONTRACTOR and THE CONTRACTOR will inform ANH of losses or damage suffered as soon as possible after the event.

12. CLAUSE 12 – ROYALTIES

12.1 Collection. THE CONTRACTOR will make available to ANH the percentage of Hydrocarbons production established in the law as royalties in cash or in kind, as ordered by the competent authority.

12.2 Payment of shares. ANH will pay the entities indicated in the law their share of the royalty and THE CONTRACTOR will in no event be responsible for payment to any of those entities.

12.3 Collection in kind. If the royalty is collected in kind, THE CONTRACTOR will deliver the appropriate volume of Hydrocarbons and the Parties will agree on a procedure to program deliveries and other elements required. At all events, ANH has one Month to withdraw that volume. If this term has expired and ANH has not withdrawn the royalty volume, THE CONTRACTOR undertakes to store the Hydrocarbons for three consecutive months and ANH will pay it a monthly storage fee, which will be agreed by the Parties in each case. At the end of that time THE CONTRACTOR may sell the Hydrocarbons as provided in Section 12.4 below.

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Paragraph: If storage is not available, THE CONTRACTOR will produce the field and take the royalties volume, accrediting ANH, for a later submission, this royalty volume that the ANH had the right to receive bud it did not.

12.4 Sale of royalty volumes. If ANH considers it convenient and provided that regulations so permit, THE CONTRACTOR will sell the royalty Hydrocarbons and deliver the cash proceeds of sale to ANH. For this purpose the Parties will agree on the details of the sale but THE CONTRACTOR will at all events make best efforts to sell that production at the highest price available in the market. ANH will pay THE CONTRACTOR the direct cost and a reasonable selling margin.

12.5 Collection in cash. If THE CONTRACTOR is required to pay the royalty in cash, it will deliver the sums payable to ANH within the time allowed by the competent authority. If payment is made late, THE CONTRACTOR will pay ANH the principal amount together with penalty interest and any expenses incurred in securing payment.

CLAUSE 13 – MEASUREMENT

13.1 Measurement. THE CONTRACTOR will effect metering, sampling and quality control of the Hydrocarbons produced and will keep the equipment or instruments used for metering calibrated in accordance with standards and methods accepted by Good Oil Industry Practice, and law and regulations in force, making such analyses may need to be made, and effect corrections as relevant to the Liquidation of the net volumes of Hydrocarbons received and delivered in standard conditions. THE CONTRACTOR will adopt all measures necessary to preserve the integrity, reliability, and safety of the installations and the equipment or instruments used for metering. Also, it will maintain regular calibration records of such equipment and instruments and of daily measurements of production and consumption of Hydrocarbons and fluids in the Commercial Field for ANH or the competent authorities to review. ANH will be entitled to inspect the metering equipment installed by the Contract, and all the units used for measurement in general.

13.2 Common Installations. When two or more production fields use the same development installations, they must include a metering system, which allows determination of the production coming from each of those fields.

CLAUSE 14-AVAILABILITY OF PRODUCTION

14.1 Determination of volumes. THE CONTRACTOR will transport the Hydrocarbons produced, except those which had been used for the benefit of operations and this Contract, and those that are inevitably lost in these functions, to the Delivery Point. The Hydrocarbons will be measured in accordance with the procedure described in Section 13.1 above, and based on that measurement, the volume of royalties referred to in Clause 12 will be established, and the remaining Hydrocarbons will be the property of THE CONTRACTOR.

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14.2 Availability. As of the Delivery Point, and without prejudice to the provisions of law which regulate this matter, THE CONTRACTOR will be free to sell the Hydrocarbons in Colombia or export them, or to dispose of them in any other manner.

CLAUSE 15-NATURAL GAS

15.1 Use. THE CONTRACTOR will avoid wasting natural gas extracted from a field, as provided for in law and regulation on the matter, and before the Delivery Point concerned, it may use that gas as fuel for operations, as a source of energy for maximum final recovery of Hydrocarbon reserves, or confining it in the reservoirs, in order to use it for these purposes during the life of the Contract.

15.2 The use of associated natural gas. If THE CONTRACTOR discovers one or more Commercial Fields with associated natural gas, it will, within the next three Years after starting Exploitation of the Commercial Field, present ANH with a project for the use of the associated natural gas. If THE CONTRACTOR fails to perform this obligation, ANH may dispose of the associated natural gas coming from those fields, free of charge, subject to the provisions of law in force.

CLAUSE 16-CONTRACTUAL ECONOMIC RIGHTS OF ANH.

16.1 Fee for the use of the subsurface. THE CONTRACTOR will pay ANH the following fees for the use of the subsurface:

16.1.1 Areas in Exploration. As of the second phase of the Exploration, and for each other phase, THE CONTRACTOR will pay ANH a fee denominated in dollars, which will be the result of multiplying the number of hectares and fraction of a hectare of the Contract Area, excluding Exploitation Areas, by the amount in US Dollars presented in the following table. Payment will be made in the month following the start of the phase concerned.

Value per phase in US$ / Hectare

Size of urea è	For the first 100.000 Has.		For each additional Hectare.
Duration of the Phase	<12 months	> 12 months	<12 months	> 12 months
In polygons A y B	0.75	1.0	1.0	1.5
Outside from Polygons	0.5	0.75	0.75	1.0
Areas Offshore	0.25

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16.1.2 Evaluation and Exploitation areas. THE CONTRACTOR will pay ANH a fee in an amount denominated in dollars, which results from multiplying the production of Hydrocarbons corresponding to the Contract to and a Clause 14 by US$0.10 for each barrel of Liquid Hydrocarbons. This amount will increase according to I(n-2) defined in clause 16.2 as of the January 1st, 2006 For natural gas, this amount will be US$0.01 per 1000 cubic feet. This payment will be made half-Yearly in arrears, in the first month of the next half-Year.

16.2 Fee for High Prices.

For Liquid Hydrocarbons: When the accumulated production from the Exploitation area, including the royalty volume, exceeds 5 million Barrels of Liquid Hydrocarbons, and if the price of the marker crude West Texas Intermediate (WTI) exceeds the base price Po, THE CONTRACTOR will pay ANH an amount denominated in US dollars, payable by calendar month in arrears, within 30 calendar Days following each due date.

For Natural Gas: five (5) years after a field started exploitation, according to the approval minute issued by the authority, and if the price of the marker Natural Gas “U.S. Gulf Coast Henry Hub” exceeds the base price Po, THE CONTRACTOR will pay ANH an amount denominated in US dollars, payable by calendar month in arrears, within 30 calendar Days following each due date.

The amount due for this fee for each Exploitation Area will be the result of applying the following formula:

Where:

Value of Liquid Hydrocarbons at the Delivery Point

For Liquid Hydrocarbons

For the purpose of this formula, it will be the reference price for the corresponding calendar Month expressed in US dollars per barrel, from a basket of a maximum of three oil crudes of a similar quality to that coming from the Exploitation Area, presented by THE CONTRACTOR in the Exploitation Plan agreed with ANH, and adjusted for the Delivery Point by a pre-agreed margin.

If, having applied the procedure for the determination of the value of the Liquid Hydrocarbons in accordance with preceding paragraph, differences arise in shortages or overages in the reference price of the basket and real sale price at

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the Delivery Point by more than 3%, the Party which considers that it is affected may request a review of the basket or of the margin of adjustment. For the purposes of this process, the real sale price of Liquid Hydrocarbons produced in the Exploitation area for the corresponding calendar month will be a weighted average of the sale prices agreed by THE CONTRACTOR with buyers who are not related parties and have no other kind of corporate relationship, and where at all events the transactions are conducted in a framework of normal commercial practice, deducting the cost of transport and handling between the Delivery Point and the reference sale point in accordance with tariffs provided by the Ministry of Mines and Energy.

When THE CONTRACTOR sells the Hydrocarbons for refining for internal supply, the terms of Section 16.5 will apply.

For Natural Gas

For the purpose of this formula, it will be the real selling price of the Natural Gas for the corresponding calendar Month expressed in US dollars per million of British Thermal Units (US$/MMBTU) agreed by THE CONTRACTOR with buyers, excluding transportation & processing costs between the Delivery Point and the real selling point. At any moment, ANH will require supporting documentation to verify real selling prices of the Natural Gas.

Volume of Hydrocarbons of THE CONTRACTOR.

This is the volume of Hydrocarbons expressed in Barrels for Liquid Hydrocarbons and in British Thermal Units (BTU) for Natural Gas, which correspond to THE CONTRACTOR according to Clause 14, in a given calendar Month.

P:

For Liquid Hydrocarbons, is the average price per Barrel of the market crude West Texas Intermediate (WTI), in US dollars per Barrel (US$/Bl), and for Natural Gas is the average price of the marker “U.S. Gulf Coast Henry Hub” in US dollars per million of British Thermal Units (US$/MMBTU). This average prices are for the relevant calendar Month, whose specifications and locations are published in media of international repute.

Po

For Liquid Hydrocarbons, is the base price per Barrel of the market crude, in US dollars per Barrel (US$/Bl), and for Natural Gas is the average price in US dollars per million of British Thermal Units (US$/MMBTU), indicated in the following table:

API OF LIQUID HYDROCARBONS PRODUCED	Po (US$/Bbl)
>15 & <=22	28
>22 &<=29	27
>29	26
PRODUCED EXPORTED NATURAL GAS	Po (US$/MMBTU)
6

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For heavy Liquid Hydrocarbons with an API above of ten degrees (10o), Po will be forty US$ dollars per barrel (40 USD$/Bl) and for heavy Liquid Hydrocarbons with an API equal or below to ten degrees (10o) THE CONTRACTOR will pay nothing to ANH for high prices scenarios. For Natural Gas to the internal Colombian consume, in case of its price will be regulated by Comisión de Regulación de Energía y Gas –CREG – or another similar organism, THE CONTRACTOR will pay nothing to ANH for high prices scenarios; otherwise, the parties will agree a natural Gas marker and Po value, signing the agreement.

This base price will be adjusted annually as of the first of January 2006, applying the following formula:

Po = Po(n-1) x (1+I(n-2))

where

Po(n-1)	is the value of Po for the preceding calendar Year
In-2)	is the annual variation expressed as a fraction of the US-CPI during the Calendar Year, two Years before that for which the calculation is made, as published by the US Department of Labor.

The calculation mentioned above will be made in December of each Year.

Paragraph: if the price of the marker crude West Texas Intermediate (P) or of the Natural Gas Marker “US Gulf Coast Henry Hub” lose recognition as international marker prices, ANH will select a new marker crude or Natural gas marker, and will modify the table based on the new index, maintaining equivalencies with the Po values for the marker crude West Texas Intermediate or for the Natural Gas marker “US Gulf Coast Henry Hub”.

Not less than three months in advance, ANH may request Contractor in writing to pay the fee to ANH in kind for a period of not less than six months. THE CONTRACTOR will accede to this request provided that it does not effect affect its commercial commitments. The volume corresponding to ANH will be that which results from calculating the “A” factor.

16.3 Production Tests. The Liquid Hydrocarbons obtained as a result of the production tests conducted by THE CONTRACTOR will also pay the fee mentioned in the preceding Sections, provided the conditions of Section 16.2 are satisfied. Natural Gas obtained in Production Tests conducted by THE CONTRACTOR will not pay the fees for high prices.

16.4 Participation in production during the extension of the Exploitation period. In all cases of extension of the Exploitation Period in an Exploitation Area, THE CONTRACTOR will recognize and pay ANH as a production participation, a sum equivalent of 10% of the production of light Liquid Hydrocarbons and the Delivery Point, or 5% of non-associated natural gas or Heavy Liquid Hydrocarbons obtained by THE CONTRACTOR as of the expiry date of the initial duration of the Exploitation

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Period, valued at the Delivery Point after deducting the royalty percentage. The fees mentioned in Sections 16.1.2 and 16.2 will not be accrued on this participation. During the extension to the Exploitation Period, fees for the use of the subsurface and for high prices from subsections 16.1.2 and 16.2, respectively, will apply only on the volume of THE CONTRATIST, excluding the production participation mentioned in paragraph16.4.

16.5 Prices for internal supply. If THE CONTRACTOR sells its crude to attend to refining needs for internal supply, the prices will be calculated in the manner established in Resolution 18-1709 of 23 December 2003 of the Ministry of Mines and Energy, or any of provision of law regulation, which amends or replaces it.

CLAUSE 17-UNIFICATION

When an economically viable reservoir extends continuously to one or more areas outside the Contract area, THE CONTRACTOR, under agreement with ANH and the interested parties, will, subject to prior approval the competent authority, implement of cooperative plan for unified Exploitation, subject to the provisions of Colombian law.

CLAUSE 18 - OWNERSHIP OF ASSETS

18.1 Ownership. In furtherance of the terms of Subsection 4.3.4, the installations, assets, materials and equipment owned by THE CONTRACTOR and used for Exploitation Operations will pass free of charge to the ownership of ANH when the Contract area is relinquished, or upon termination of this Contract, when either event takes place after the first 18 Years of the Exploitation, even if those assets are outside the Contract Area.

18.2 THE CONTRACTOR will transfer to ANH - free of charge, upon relinquishing the area or upon termination of the Contract, when either event occurs in the first 18 Years of the Exploitation Period - all rights derived from Contracts under the project financing such as leasing, build-operate-transfer (BOT), build-operate-maintain-transfer (BOMT), build-own-operate-transfer (BOOT), and modernize-operate-transfer (MOT), and similar, which upon termination establish the obligation to transfer ownership of the assets, equipment and installations to THE CONTRACTOR, when those Contracts have been entered into for the Exploitation Period of the respective area. In all cases, when those contracts were signed lasting more than the Exploitation Period, it is necessary an authorization by ANH.

18.3 Inventories. THE CONTRACTOR will take physical inventories of the equipment and assets attached to Exploitation Operations, at reasonable intervals, at least every three calendar Years, classifying them, as the case may be, as being the property of THE CONTRACTOR or of third parties. ANH will be entitled to be represented when such inventory is taken. For this purpose, THE CONTRACTOR will advise ANH not less than 15 Calendar Days in advance.

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18.4 Arrangement of assets. THE CONTRACTOR may sell the assets or equipment not essential for maintaining existing Exploitation conditions. Nonetheless, after 18 Years of the Exploitation, for each Exploitation area, or when 80% of the proven reserves had been produced, whichever shall occur first, THE CONTRACTOR will require the prior approval of ANH to make such sales.

CLAUSE 19-SUPPLY OF INFORMATION AND CONFIDENTIALITY

19.1 Technical information. THE CONTRATIST will keep ANH promptly and constantly informed on the progress and results of operations. Therefore, in addition to documents required in the course of this Contract, THE CONTRACTOR will deliver to ANH, as and when obtained, and before the expiry date of each of the phases of the Exploration Period, and by calendar Year during the Exploration Period, all the information of a scientific, technical and environmental nature, obtained during performance of this Contract. This information on Exploration and Exploitation will be delivered to ANH in accordance with the Manual for the Supply of Exploration and Exploitation Information.

19.2 Confidentiality of Information. The Parties agree that all data and information produced, obtained or developed as a result of the operations and this Contract are considered to be strictly confidential for five (5) calendar Years afterwards, counted from the end of the calendar Year in which they are produced, obtained or developed, or until termination of Contract or at the moment of partial relinquishment of areas for the acquired information in those areas, whichever shall first occur. For interpretation of data coming from the operations executed under this contract, the confidentiality term will be twenty (20) years, counted from the date to deliver it to ANH or until termination of Contract or at the moment of partial relinquishment of areas for the acquired information in those areas, whichever shall first occur. This stipulation does not apply to data or information which the Parties should supply in accordance with provisions of law or regulations in force, nor those required by affiliates, consultants, contractors, auditors, legal advisers, financial institutions and competent authorities with jurisdiction over the Parties or their affiliates, and or due to the rules of any stock exchange on which the shares of THE CONTRACTOR or its related parties are listed; however, the delivery of information must be communicated to the other Party. Restrictions on the disclosure of information will not impede THE CONTRACTOR from supplying data or information to companies interested in the possible assignment of rights in relation to the Contract Area, provided that such companies sign a related confidentiality agreement, and agree to comply with the terms of this Clause. ANH undertakes not to deliver to third parties any information or data obtained as a result of THE CONTRACTOR’s operations, except as necessary to comply with some provision of law applicable to ANH, or the normal course of its functions. For the rest of the cases, ANH will require a previous authorization by THE CONTRATIST.

19.3 Use of Information. If the period of confidentiality in the preceding Clause expires, it is understood that THE CONTRACTOR transfers all rights of data and interpretations to ANH. From that time onwards, ANH may dispose of the information freely.

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19.4 Information meetings. ANH may call THE CONTRACTOR to hold an information meeting at any time during the life of this Contract.

19.5 Half-Yearly executive report. In addition to the information referred to in other Clauses of this Contract, the Manual for the Supply of Information, and the requirements of Colombian legislation, THE CONTRACTOR will deliver to ANH basic and summary information on matters such as productivity, reserves, and production and forecasts, Exploration Operations, Evaluation Operations, Exploitation Operations executed and projected for the following calendar Year, personnel, industrial safety, environment and communities, national content in hiring and procurement, etc. The report for the second half-Year is the annual operations report, and the Program for execution in the following calendar Year. This report will be delivered within 60 calendar Days following the end of each calendar half-Year.

CLAUSE 20-INSPECTION AND FOLLOW UP

20.1 Visits to the Contracted Area. During the life of this Contract, ANH may at its own risk and any time, and using procedures considered appropriate, visit the Contract Area to inspect it and to follow up the activities of THE CONTRACTOR and subcontractors, directly related to this Contract, and to ensure that this Contract is being performed. At the same time, it may check the accuracy of information received. If the inspector detects failures or irregularities on the part of THE CONTRACTOR, he may make observations which THE CONTRACTOR will reply to writing, within the time given by ANH.

THE CONTRACTOR will, at its own cost, place at the disposal of ANH representative such facilities of transport, accommodation, meals and facilities on the same conditions as those provided for its own personnel.

20.2 Delegation. ANH may delegate inspection and follow-up operations in the Contract Area in order to ensure that THE CONTRACTOR is performing obligations contracted under the terms of this contract and Colombian law. The absence of activities of inspection and follow-up by ANH in no way relieves THE CONTRACTOR from complying with Contract obligations by virtue of this Contract, and does not imply any reduction in the same.

CLAUSE 21 – INSURANCE

21.1 Insurance. THE CONTRACTOR will take all insurances required by Colombian law and on its discretion; it may take any other normal insurance expected in Good Oil Industry Practices. At the same time, it will require each [sub]contractor performed anywhere in the Contract area, to take or maintain the insurances which it considers necessary. The costs incurred by the taking and maintenance of these insurances are for the account and responsibility of THE CONTRACTOR.

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21.2 Employment liability insurance. THE CONTRACTOR will establish an insurance policy to guarantee payment of salaries, benefits and indemnities and other employment liabilities which might arise from court orders derived from claims made by employees contracted by THE CONTRACTOR, as the sole and true employer of the same. The validity of the policy will be not less than three Years from the date of termination of this Contract, and the sum insured the equivalent of 10% of THE CONTRACTOR’s payroll for employees assigned to the performance of this Contract during the Year prior to termination.

CLAUSE 22-GUARANTEES

22.1 Object Of The Guarantees. THE CONTRACTOR will issue in favor of ANH, in the form, and on the terms and conditions provided for in this Contract, guarantees to secure the performance and correct execution of all obligations of each phase of the Exploration Period, and of the subsequent Exploration Program if any, and activities inherent in such obligations. In no case will this guarantee have the nature of a penalty clause.

22.2 Form of Guarantees. THE CONTRACTOR will, at its own expense, establish one or more standby letters of credit, which shall be unconditional and irrevocable, payable at sight and opened with a bank or financial institution established in Colombia or other instrument or organism accepted by ANH.

22.3 Delivery of Guarantees. THE CONTRACTOR will deliver guarantees mentioned in this Clause to ANH, in accordance with the essential terms of forms contained in Annex C of this Contract, not less than eight calendar Days prior to the start of each phase of the Exploration Period, or of the subsequent Exploration Program if any. To the first phase THE CONTRACTOR will delivers within 30 calendar days following each due date. If for reasons alien to the wishes of THE CONTRACTOR, duly justified, THE CONTRACTOR is unable to deliver the guarantees to ANH in the time permitted here, ANH may extend the delivery date at the request of THE CONTRACTOR. If THE CONTRACTOR fails to deliver guarantees within the terms permitted will be a cause of breach of Contract.

22.4 Amount of Guarantees. THE CONTRACTOR will deliver the guarantees corresponding to each phase of the Exploration Period or the Subsequent Exploration Program, as the case may be, for 10% of the budget value of the phase of the Minimum Exploration Program or the subsequent Exploration Program as the case may be, denominated in dollars and payable in Colombian pesos The amount of guarantee for each phase may not be less than US$100,000. The amount of guarantee for each phase may not be higher than US$3,000,000.

22.5. Validity of guarantees. Each and every guarantee must be valid for the term of the phase whose obligations are being guaranteed, plus three (3) months more. In a case of extensions, guarantees must also be extended or replaced by others of the same value, with a minimum period of the time of the extension plus three (3) months more.

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22.6 Rejection Of Guarantees. ANH will reject guarantees provided by THE CONTRACTOR if they fail to comply with the requirements of this Clause. ANH will have one Month from the time of receipt and mentioned in Section 22.3, to advise THE CONTRACTOR of rejection, and to return the guarantee presented. THE CONTRACTOR will have 15 days calendar to correct the guarantees If not correct the guarantees, guarantees rejected will be understood not to have been delivered for the purposes of Section 22.3.

22.7 Calls on Guarantees. ANH will call on guarantees if THE CONTRACTOR is in breach of all or part of any of the obligations guaranteed, without prejudice to the performance of obligations contracted. The payment of standby letters of credit does not relieve THE CONTRACTOR of its obligation to pay indemnities for damages caused to third parties by its beach. ANH reserves the right to resort to mechanisms for the solution of disputes when the value of the guarantee is not sufficient to cover the amount of indemnities.

CLAUSE 23 - SUBCONTRACTORS, PERSONNEL AND TECHNOLOGY TRANSFER

23.1 Subcontractors. In order to conduct operations under this contract, THE CONTRACTOR may, observing the terms of Colombian law, enter into contracts for its own account and risk, to obtain goods and services in Colombia or abroad. THE CONTRACTOR will include stipulations in its contracts, which bind subcontractors to the observance of Colombian legislation, and the terms of this contract.

23.2 List of Contracts and Subcontractors. THE CONTRACTOR will keep an updated list of contracts for work, services and suppliers, and will place it at the disposal of ANH upon request. The list will specify at least the name of the supplier, contractor or subcontractor, the object of the contract, its value, and its duration.

23.3 National Procurement. THE CONTRACTOR will give preference to national bidders for the supply of goods and services, on equality of conditions, being competitive in quality, delivery and price.

23.4 Personnel. For all legal purposes, THE CONTRACTOR acts as sole employer of the employees which it contracts for activities undertaken in this Contract, and therefore, will be responsible for employment obligations arising from employment relations or contracts, such as payment of salaries and social benefits, payroll taxes, affiliation and payment of pension contributions, health and occupational risks to the social security system, as required by law. THE CONTRACTOR will train Colombian personnel appropriately and diligently, to find personnel that contractor considers necessary for operations under this contract. At all events, THE CONTRACTOR will comply with the provisions of law which govern the proportion of local and expatriate employees in executive and non-executive posts.

23.5 Technology Transfer. THE CONTRACTOR undertakes to pay for, or to hold for its account, training programs for professionals, or to use sponsorship for research projects, as designated by ANH in areas related to the development of this Contract,

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and during the life of the same. Training will be related to the oil industry, in technical, environmental, commercial, or legal areas, amongst others. Training may be effected through the integration of professionals appointed by ANH to THE CONTRACTORs working group organized for the Contract area, or for other related activities. All the costs of training, except for employment costs incurred in favor of professionals received, in compliance with THE CONTRACTOR´s obligations under this clause, will be fully assumed by THE CONTRACTOR. THE CONTRACTOR will not a bear any costs derived from the employment relationship of the beneficiaries of training. In order to comply with the obligations of technology transfer in accordance with the terms of this Clause, each of the phases of the Exploration Period and its extensions will contain a commitment from THE CONTRACTOR to advance technology transfer programs for a value equivalent to a 25% of the amount of the fee for the use of the subsurface mentioned in SubSection 16.1.1 of the phase in the course of the Exploration Period. With regard to Exploitation Areas, technology transfer will be for a value equivalent to 10% of amount of the fee for the use of the subsurface mentioned in SubSection 16.1.2 for the Calendar Year. In no event, will THE CONTRACTOR be required to pay more than US$ 100.000 per phase or per Calendar Year as the case may be, in technology transfer. The technology transfer programs will be agreed in advance by ANH and THE CONTRACTOR.

CLAUSE 24-OPERATOR

24.1 Without prejudice to its entitlement to perform operations directly, THE CONTRACTOR may contract a third-party to act as operator, provided that the latter can show experience, suitability, and financial soundness. In such cases, the designation of the operator will require the final approval of ANH.

24.2 If THE CONTRACTOR is formed by two or more companies, it will state which of them will act as operator.

24.3 If more of 2 different operators at the same time in this Contract are required, it will be approval by ANH.

24.4 If the operator decides to resign, it shall give at least 90 calendar Days´ notice.

24.5 Being the Operator a third party, if ANH becomes aware that the operator has engaged in negligent practices, practices not in accordance with Good Oil Industry Practices in relation to compliance with the obligations under this Contract, it will so advise Contractor, which will have 90 calendar Days from date of requirement to adopt corrective measures. If after this time the deficient conduct continues, ANH will require THE CONTRACTOR to change the operator.

CLAUSE 25-THE RIGHT TO MAKE ASSIGNMENTS

25.1 The Right. THE CONTRACTOR has the right to assign or transfer all or part of its interest, rights and obligations under this Contract, with the prior written authorization of ANH, to another person or company which has the financial capacity, the technical competence, the professional skills and the legal capacity required to act in Colombia.

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

25.2 Procedure. For this purpose, THE CONTRACTOR will send a written request to ANH, indicating the essential elements of the negotiations, such as the name of the potential assign, the information on its legal, financial, technical and operational capacities, the value of the rights and obligations to be assigned, the scope of operations, etc. Within 60 working Days of receipt of the request presented in full form, ANH will exercise its discretion to analyze information supplied by THE CONTRACTOR, after which it will make a decision, and will not be obliged to explain the decision. If any of companies forming THE CONTRACTOR is involved in a process of merger, spin off, absorption, or transformation into another type of Corporation, it will be sufficient to advise ANH promptly, without prejudice to the information that other Colombian authorities may require. ANH reserves the right to evaluate the new situation of THE CONTRACTOR or any of the companies thus formed, with regard to financial capacity, technical competence, professional skills and legal capacity required to act, and may require that guarantees be supplied.

Paragraph: When the right to make assignments is in favour of companies that control or manage THE CONTRACTOR, or in favour of one of the companies that are part of it or branches or between companies belonging to the same economic group, if ANH does not give an answer within the established time, it will be understood that the operation was authorized.

CLAUSE 26 - FORCE MAJEURE AND ACT OF THIRD PARTIES

26.1 Definitions. For the purposes of this Contract, force majeure is an unforeseen event which it is not possible to resist, such as a law, an act of authority, a shipwreck, an earthquake, etc; and an act of a third party is an irresistible act, legally alien to the party alleging it, such as a war, and ill-intentioned act of third parties, etc. For the purposes of this Contract, both force majeure and the act of third parties will be considered to relieve responsibility, and to excuse performance of non-financial obligations affected by such circumstances, provided that they have an alien cause, and the Party receiving notice of the same accepts that it is irresistible, and that the event occurring represented an impediment.

26.2 Suspension. The performance of obligations under this Contract will be suspended throughout the time during which either Party is unable to perform all or part of its obligations, for reasons of force majeure or irresistible acts of third parties. If either Party is affected by any of such circumstances, it will advise the other within 15 calendar Days following, invoking this Clause, and presenting appropriate justification, specifying the causes originating the impediment, the manner in which compliance of the related obligation is affected, the estimated period of suspension of activities, and any other information which allows it to be shown that the event has occurred, and was irresistible.

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

26.3 Acceptance. Within 15 calendar Days following receipt of advice, the Party not affected will respond in writing, accepting the circumstance and relieve the other of responsibility, or rejecting the circumstance, and if accepted, the terms for compliance with obligations affected will be suspended. In this case, the suspension will commence from the moment at which the event invoked as a cause for suspension occurred. If the Party not affected does not reply within the time given, it will be understood that it accepts the occurrence of the cause invoked, and performance of the obligations affected will be suspended. Suspension will only interrupt compliance of the obligations affected.

26.4 Cessation Of Suspension. The Party affected by the cause relieving responsibility will resume compliance of obligations suspended within one month following the disappearance of the event invoked as a cause of suspension. In this case, it will inform the other Party within 15 calendar Day following. The Party obliged to perform the obligation will employ best efforts to perform within the terms and conditions agreed by the Parties.

26.5 Effects On Terms. If the suspension impedes the performance of any of the Exploration Operations contained in any of the phases of the Minimum Exploration Program, or of the Subsequent Exploration Program, and that impediment is prolonged for more than two consecutive months, ANH will restore the terms required by the Contract for a period equal to that of the impediment, without prejudice to the fact that THE CONTRACTOR must extend the existing guarantee or obtain a new one, in the terms of Clause 22.

CLAUSE 27 - SOLUTION OF DISPUTES BETWEEN THE PARTIES

27.1 Executive Instance. Any difference or disagreement arising in regard to performance of this Contract will be solved by the officers of the Parties authorized for this purpose. If the disagreement has not been resolved within thirty calendar Days from date of written notice, the matter will be referred to the most senior executive of the Parties resident in Colombia, in order to seek a joint solution. If within thirty calendar Days following the date on which one of the Parties has requested the other that the disagreement the submitted to those senior executives as mentioned, the Parties reach an agreement or decision on the matter in question, within fifteen calendar Days of reaching such an agreement or decision, that agreement or decision adopted will be signed.

27.2 Expert Intervention, and Arbitration. If within the thirty Days mentioned, the senior executives of the Parties cannot reach an agreement or decision, or if within the fifteen Days mentioned, no agreement or decision adopted is signed, either Party may resort to the mechanisms provided for in Subsections 27.2.1, 27.2.2, and 27.2.4, as the case may be, and as follows:

27.2.1 Technical Experts. If the matter is a technical disagreement, it will be submitted to the opinion of experts appointed as follows: one by each party, and the third named by the other two experts. Should the experts not agree, at the petition of either party,

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

the third expert will be appointed by the association of professionals on the matter involved in the dispute or a related area, where the association is a technical body acting as consultative institution for the Government, based in Bogota.

Once the experts have been appointed:

a) the experts will issue their opinion within thirty Days of appointment. The experts will indicate the place and time for the receipt of information from the Parties. At the request of the experts, the Parties may grant an extension of the initial term allowed.

b) The Parties will deliver all relevant information, which the experts may consider to be necessary;

c) The Parties will focus and demarcate the matter on which the experts are to decide;

d) The costs and expenses of the technical experts will be borne by the Parties in equal portions; and

e) The opinion will be issued by majority, and will be binding on the Parties for the purposes of settlement.

27.2.2 Accounting Experts. If the disagreement is an accounting matter, it will be submitted to the opinion of experts who will be qualified public accountants, one appointed by each party, and the third by the two principal experts. Should the two experts fail to agree, and at the petition of either party, the third expert will be appointed by the Junta Central de Contadores (Colombia´s Board of Public Accountants) in Bogota. Once the experts have been appointed, the procedure will be similar to that stipulated in sub-paragraphs (a) to (e) of the preceding paragraph.

27.2.3 Dispute As To Nature. If the disagreement between the Parties is with regard to its nature, as a technical, accounting or legal matter, then it will be considered to be a legal matter.

27.2.4 Arbitration. Any disagreement or controversy derived from or related to this Contract, and which is not a technical or accounting disagreement, will be resolved by arbitration. The arbitration tribunal will be composed of three arbitrators named by mutual agreement between the Parties. If the Parties cannot agree on the appointment of the arbitrators, they will be appointed by the Bogota Chamber of Commerce Arbitration and Conciliation Centre, upon the request of either Party. At all events, the arbitrators will have accredited experience of more than five Years in matters related to the oil industry. The tribunal will apply Colombia substantive law in force, and its decision will be in law. Arbitration proceedings will be conducted in Spanish.

27.2.5 Exclusion. In accordance with the terms of Subsection 4.3.2 above, the lack of agreement between the Parties regarding the extension of the Exploitation Period for each Exploitation Area will not be deemed to be a disagreement, and will not be subject to the procedures established in this Clause.

CLAUSE 28 – TERMINATION

28.1 Causes Of Termination. This Contract will terminate and THE CONTRACTOR’s rights will cease in any of the following circumstances:

a) Expiry of the Exploration Period, with no discovery having been made by THE CONTRACTOR;

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

b) Expiry of the Exploitation Period. In this case, the effects of this Contract with regard to the Exploitation Area will cease, with regard to that area in which the Exploitation Period has terminated;

c) Resignation of Contractor during Exploration, in the cases provided for in Subsection 4.2.1;

d) Resignation of THE CONTRACTOR at any time during the Exploitation Period;

e) At any time, by mutual agreement between the Parties;

f) Through a declaration of breach on the part of Contractor;

g) Through the application of any of the causes of unilateral termination provided for in this Contract;

h) With the occurrence of any of the causes of termination or forfeiture ordered by the law.

In the circumstances provided for in (f), (g) and (h) ANH will call on the guarantee mentioned in Clause 22, without prejudice to any recourse it may have, or actions which may decide to bring.

28.2 Causes of Termination due to Breach. The causes of termination due to breach are the following:

a) Assignment of all or part of this Contract, without observing the provisions of Clause 25;

b) Unjustified suspension of Exploration Operations for more than six continuous months in any given phase;

c) Unjustified continuous suspension of Evaluation Operations or Exploitation Operations during half the term of the Evaluation Program in an Evaluation Area, or for 6 consecutive months in an Exploitation area. In such cases, the effects of this Contract will cease with regard to the Evaluation Area or the Exploitation area in which the suspension of operations has occurred;

d) Improper use of resources and minerals which are not part of an object of this Contract;

e) Omission or delay in the delivery the delivery of Exploration Operation results, Evaluation technical information delivery o production impida desarrollo de las funciones de la ANH

f) Omission or delay in the delivery of guarantees on conditions satisfactory to ANH;

g) Breach of any other obligations contracted by THE CONTRACTOR under this Contract.

28.3 Procedure for a Declaration of Breach. Should any of the causes of breach occur, ANH may terminate this Contract sixty Days after having sent written requirements to THE CONTRACTOR, indicating the cause invoked for such a declaration, provided that THE CONTRACTOR has not presented any explanations satisfactory to ANH within 20 working Days after the date of the requirement, or has not corrected its performance of the Contract within sixty Days. If within the term of 20 Days as mentioned, THE CONTRACTOR presents explanations satisfactory to ANH,

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

and the remaining term to complete the terms of sixty calendar Days is not sufficient to perform the obligations pending, ANH may grant additional time for performance, without prejudice to any demand for guarantees required to support it. If at the end of this time, the corrective measures necessary have not yet been taken, ANH will declare breach and termination of this Contract. It is understood that the term provided for compliance with pending obligations in no case modifies the term agreed for the execution of the Minimum Exploration Program for the following phase of phases of the Exploration Program, if any.

28.4 Causes of Unilateral Termination. ANH may declare this Contract terminated at any time in the following circumstances:

a) If a process of Liquidation of THE CONTRACTOR is initiated, THE CONTRACTOR being a corporate entity;

b) If a judicial embargo is placed on THE CONTRACTOR which seriously affects performance of the Contract.

If THE CONTRACTOR is formed by a number of corporate entities or natural persons or both, the causes mentioned above will apply if they seriously affect the performance of the Contract.

28.5 Mandatory Clauses. ANH will declare termination, forfeiture or the mandatory liquidation of this Contract with the occurrence of causes given in the law, such as those provided for in Law 418 of 1997, successively extended and amended by Laws 540 of 1999 and 782 of 2002 or Law 40 of 1993, or in laws which replace or amend them.

28.6 Subsequent Obligations. If this Contract is terminated for any cause, and at any time, the Parties are obliged to perform their legal obligations to each other, and to third parties, as contracted in this Contract. This includes the assumption of responsibility for loss and damage resulting from the unilateral termination and for causes acceptable to THE CONTRACTOR, where there are mandatory indemnities or compensation to pay.

CLAUSE 29-ENVIRONMENT

29.1 THE CONTRACTOR will pay special attention to the protection of the environment, and to compliance with regulations on the matter. At the same time, THE CONTRACTOR will adopt and implement specific contingency plans to attend to emergencies, and repair damage in the most efficient and timely way possible.

29.2 THE CONTRACTOR will make a half-Yearly report to ANH on environmental aspects of operations in progress, the application of preventive plans and contingency plans, and with regard to the state of activities or applications to the environment convert environmental authorities with regard to permits, authorizations, concessions or licenses, as the case may be.

29.3 If an activity or Exploration Operations requires permits, authorizations, concessions or environmental licenses, THE CONTRACTOR will not pursue that activity or operation until the permit, authorizations, concession or license is obtained.

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

29.4 THE CONTRACTOR may not commence Exploitation without approval of the environmental impact study and the issue of related environmental licenses.

29.5 Failure to comply with any of the obligations in terms of subsection 29.3 and 29.4, is a cause of termination of breach, in terms of Subsection 28.2 (g).

CLAUSE 30-ABANDONMENT

30.1 Abandonment. Without prejudice to the terms of Subsection 4.3.4 of this Contract, in all cases where there is application for the relinquishment of onshore or offshore areas, THE CONTRACTOR will program and undertake all activities of Abandonment, in accordance with Colombian legislation, and observing Good Oil Industry Practices.

30.2 Relinquishment of Exploration Areas and Evaluation Areas. Within sixty Days of the date on which an Exploration Area or Evaluation Area should be relinquished, THE CONTRACTOR will implement a program for Abandonment to the satisfaction of ANH and other competent authorities.

30.3 Relinquishment of Exploitation Areas. The Exploitation Plan for each Exploitation Area will include the related Abandonment Program. That is, THE CONTRACTOR will make the necessary adjustments to the Abandonment Program in it is updating of the Exploitation Plan, as required by Section 9.4.

30.4 Abandonment fund.

30.4.1 Creation. When the first calendar Year of the Month in which THE CONTRACTOR commenced commercial and regular production expires, for the production of Hydrocarbons from some Exploitation Area, from that time onwards THE CONTRACTOR will keep a special account in its books, denominated “Abandonment Fund”, and in order to guarantee the availability of funds required to implement the Abandonment Program mentioned in the preceding Section, THE CONTRACTOR will establish an escrow account or a bank guarantee; and in either case, the terms and conditions of the guarantee determined by the Parties within the Year preceding the date on which the Abandonment Fund must be established. If there is no agreement on the matter, THE CONTRACTOR will establish a bank guarantee in the terms of this Clause.

30.4.2 The Amount of the Abandonment Fund. The amount of the Abandonment Fund at the end of each Calendar Year will be the result of applying the following formula:

where:

AMA = (PAH/RIH)2 x CAB

AMA is the value of the Abandonment Fund which THE CONTRACTOR must show has been made for each Exploitation Area, at the end of the Calendar Year.

PAH is the accumulated volume of Hydrocarbons produced in each Exploitation Area, from the start of production until 31 December of the Year for which the calculation is made.

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

RIH are the proven reserves of Hydrocarbons in each Exploitation Area, expressed in Liquid Hydrocarbons Barrels, in accordance with the Exploitation Plan and its updates. This includes accumulated production (PAH_) plus remaining proven reserves.

CAB is the estimated updated costs of the Abandonment operations for each Exploitation Area. In case of annual adjustments, they will be reduced by the value of Abandonment costs already executed.

All calculations of production and reserves of Hydrocarbons mentioned above (PAH and RIH) will be made in Liquid Hydrocarbons Barrels. For this purpose, the Parties agree that for the purposes of the conversion, 5700 ft.³ of gas at standard conditions are equivalent to one Barrel of Liquid Hydrocarbons.

The variables in the formula will be reviewed and updated annually by THE CONTRACTOR, based on real disbursements in Abandonment activities, and in terms of production and reserve volumes for Hydrocarbons.

Paragraph: For the purposes of this Clause, proven reserves are the volume of Hydrocarbons which, after due geological analysis and engineering, THE CONTRACTOR estimates with reasonable certainty to be recoverable commercially, since Exploitation began, based on known reservoirs, and in accordance with the economic conditions, operating methods and the regulatory framework in force at the time of the calculation.

30.5 The performance of the obligations of this Clause does not relieve THE CONTRACTOR from its obligation to undertake all Abandonment operations in each Exploitation Area for its own account and risk.

CLAUSE 31- CONTRACT DOMICILE AND APPLICABLE LAW

For all purposes of this Contract, the Parties establish as their domicile the city of Bogota, Colombia. This Contract will be governed in all its parts by Colombian law, and THE CONTRACTOR waives any attempt at diplomatic claims to support its rights and obligations under this Contract, except in the case of denial of justice. It is understood that there will not be denial of justice if THE CONTRACTOR has had access to all recourse and means of action available under Colombian law.

CLAUSE 32-REPRESENTATION

Without prejudice to THE CONTRACTOR´s legal rights derived from provisions of law or the Clauses of this Contract, ANH will speak for THE CONTRACTOR before the Colombian authorities with regard to activities undertaken under this Contract, provided that it should do so and will supply government officials and agencies with all data and reports they may legally require. THE CONTRACTOR will be obliged to prepare those reports and send them to ANH. Expenses incurred by ANH to attend to any matter

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

referred to in this Clause will be for account of THE CONTRACTOR, but THE CONTRACTOR´s approval will be required when those expenses exceed US$5,000 or colombian pesos equivalent. The Parties declare that, for any relations with third parties, neither the terms of this Clause nor those of any other Clause of this Contract imply the granting of any general powers of representation nor that the Parties have formed a civil or commercial corporation or other relationship in which either Party could be considered to be severally liable for the acts or omissions of the other or to have the authority or mandate to commit the other with regard to some obligation. This Contract refers to activities within the territory of the Republic of Colombia.

CLAUSE 33- PAYMENTS AND CURRENCY

33.1 Currency. All payments to be made by THE CONTRACTOR to ANH under this Contract will be made in United States dollars if permitted by exchange regulations or in Colombian pesos and at the bank designated by ANH. THE CONTRACTOR may make payments in other currencies when exchange regulation permit and ANH gives its authorization.

33.2 Exchange Rate. If currency is to be converted, the Market Reference Rate (TRM) for the date of payment will be applied, as published by the Superintendency of Banks, or the agency that replaces it.

33.3 Penalty interest. If payments due from THE CONTRACTOR to ANH are not made within the terms established, THE CONTRACTOR will pay Penalty Interest.

CLAUSE 34 – TAXES

THE CONTRACTOR accepts that it is subject to Colombian tax law.

CLAUSE 35 – SERVICE OF NOTICE AND COMMUNICATIONS

35.1 Domicile for Service and Communications. Notice served and communications sent between the Parties will be addressed to their legal representatives to the domiciles registered for service of judicial notices, which at the date of execution of this Contract are:

ANH: Calle 37 No. 7-43 p. 5 Edificio Guadalupe, Bogota, Colombia

THE CONTRACTOR: Calle 114 No. 9-01 Piso 10, Oficina 1003, Bogotá, Colombia

35.2 Changes. If a Party changes legal representation or domicile as indicated above, it will officially advise the other within five Days of doing so.

35.3 Effective date. A communication between the Parties in relation to this Contract will be effective upon receipt by the Party to whom it is addressed at the domicile indicated above and in any case when delivered to the domicile for service of judicial notice registered at the Chamber of Commerce.

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

CLAUSE 36 – EXTERNAL COMMUNICATIONS

If THE CONTRACTOR needs to make a public statement or announcement or communiqué with respect to the Contract regarding information that might affect the normal performance of the same, THE CONTRACTOR will give notice to ANH at least two days in advance. Anyhow, external notices on Discoveries made, declared or to be declared commercial, and and the volumes of reserves of Hydrocarbons shall be authorized by ANH.

CLAUSE 37 – LANGUAGE

The official language for all purposes and actions related to this Contract will be Spanish.

CLAUSE 38 – FORMALIZATION

The signatures of the Parties will formalize this Contract.

In witness whereof, this document is signed in Bogotá, this fourteen (14) day of Septemberpf year two thousand four (2004).

AGENCIA NACIONAL DE HIDROCARBUROS

JOSÉ ARMANDO ZAMORA REYES

DIRECTOR GENERAL

THE CONTRACTOR

HARKEN DE COLOMBIA LIMITED

GUILLERMO SANCHEZ

LEGAL REPRESENTATIVE

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

ANNEX “A” – CONTRACTED AREA

ANNEX TO THE “RÍO VERDE” SECTOR EXPLORATION AND EXPLOITATION CONTRACT

The total Contracted Area in the block described below has an extension of thirty thousand three hundred and forty-one (30,341) hectares and three hundred and thirty-three (333) square meters. The cartographic data was taken from the Political Map of Colombia, digital file of I.G.A.C, at a scale of 1:1’500.000.

RIO VERDE BLOCK

The area of the polygon taken from the vertexes described below is of thirty thousand three hundred and forty-one (30,341) hectares and three hundred and thirty-three (333) square meters and located in the municipal jurisdictions of San Luis de Palenque and El Yopal in the Casanare Department. This area is described below as appears in the drawing attached as Annex “A”, which makes an integral part of this Contract, as well as in the corresponding charts: “RECREO-912” Geodesic Vertex of Instituto Geográfico Agustín Codazzi has been taken as point of reference, whose GAUSS plane coordinates with origin in Bogotá are: N-1’051.829,47 meters, E-1’158.055,62 meters, that correspond to the geographic coordinates Latitude 05° 03’58”0,207 North to the Equator, Longitude 72° 39’ 20” 0,698 to the West of Greenwich.

Point A:

From this vertex (RECREO-912) continuing N 89° 4.’ 7.” 0,214 thousand E for a distance of 46552.53 meters until reaching Point ‘A’, departure point to mark boundaries whose coordinates are N-1052586 meters, E- 1204602 meters.

Point B:

From this point continuing to the NORTH for a distance of 13757 meters until reaching point ‘B’, whose coordinates are N- 1066343 meters, E- 1204602 meters.

Point C:

From this point continuing to the EAST for a distance of 22078 meters until reaching point ‘C’, whose coordinates are N- 1066343 meters, E- 1226680 meters.

Point D:

From this point continuing to the SOUTH for a distance of 13787 meters until reaching point ‘D’, whose coordinates are N- 1052556 meters, E- 1226680 meters.

Point E:

From this point continuing N 89° 47’ 51” 0,335 thousand W for a distance of 6972.08 meters until reaching point ‘E’, whose coordinates are N- 1052580.63 meters, E- 1219707.96 meters.

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

Point F:

From this point continuing N 89° 38’ 19” 0,972 thousand W for a distance of 10698.64 meters until reaching point ‘F’, whose coordinates are N- 1052648.06 meters, E- 1209009.53 meters.

From this point continuing S 89° 11’ 35” 0,890 thousand W for a distance of 4407.97 meters until reaching point ‘A’, departure point and closing of the boundary.

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

Calculation of the area directions, and distances as of the gauss coordinates,

origin Bogotá

Table of Data and Results for the RIO VERDE Sector

Municipal Jurisdictions of San Luis de Palenque and El Yopal in Casanare Department

Vertex	NORTH	EAST	Distance	North Diff.	East Diff.	DIRECTION
Point	1,051,829.47000	1,158,055.62000
			46552.52763	756.53000	46,546.38000	N 89° 4.' 7.'' 0,214 mil E
A	1,052,586.00000	1,204,602.00000
			13757	13,757.00000	0.00000	NORTE
B	1,066,343.00000	1,204,602.00000
			22078	0.00000	22,078.00000	EAST
C	1,066,343.00000	1,226,680.00000
			13787	-13,787.00000	0.00000	SOUTH
D	1,052,556.00000	1,226,680.00000
			6972.083505	24.63000	-6,972.04000	N 89° 47' 51'' 0,335 mil W
E	1,052,580.63000	1,219,707.96000
			10698.6425	67.43000	-10,698.43000	N 89° 38' 19'' 0,972 mil W
F	1,052,648.06000	1,209,009.53000
			4407.966895	-62.06000	-4,407.53000	S 89° 11' 35'' 0,890 mil W
A	1,052,586.00000	1,204,602.00000

AREA OF THE POLYGON			30,341.000

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

MAP

RIO VERDE SECTOR EXPLORATION AND EXPLOITATION CONTRACT

ANNEX “B” OF THE MINIMUM EXPLORATION PROGRAM

ANNEX TO “RIO VERDE” SECTOR EXPLORATION AND EXPLOITATION CONTRACT

THE CONTRACTOR agrees to complete as a minimum, the following Minimum Exploration Program:

The following activities shall be carried out during Phase 1:

•	Re-completion of Tilodirán No. 1 Well in the Upper Gachetá Formation and development of a testing program focused to evaluation of the structure in which the well is completed.

•	Re-completion of Macarenas Well No. 1 in the Upper Gachetá Formation, extensive testing program, evaluation of the structure.

•	Re-processing of the 300 kilometers of available seismic.

•	Geological and Geophysical evaluation of the block, including evaluation of Río Verde No. 1 Well.

•	Acquisition of a new 2D seismic program with a minimum of 50 kilometers of length.

During Phase 2, CONTRACTOR shall carry out the drilling of an Exploration Well and acquisition of a minimum program of 25 kilometers of new 2D seismic.

During Phase 3, drilling of an Exploration Well.

During Phases 4 and 5, drilling of an Exploration Well for each phase.

ANNEX “C” – LETTER OF CREDIT FORM

ANNEX TO THE “RIO VERDE” SECTOR EXPLORATION AND EXPLOITATION

CONTRACT

LETTER OF CREDIT NO.	:	__________________________________________

PLACE AND DATE OF ISSUANCE	:	__________________________________________

EXPIRATION DATE	:	[ The time between this date and the date for termination of the commitments shall not be of less than 60 days. ]

PAR VALUE	:	(US$ )

ISSUER BANK	:	[ Name of the Issuer Bank ]

BENEFICIARY	:	Agencia Nacional de Hidrocarburos - ANH

ORDERING PARTY	:	[ Name of the Company ]

NAME OF THE CONTRACT	:	RIO VERDE

We hereby inform you that under the name and to the order of [            Name of the Company             ], we have issued this irrevocable stand-by letter of credit for the amount in Colombian pesos resulting from the conversion at the market exchange rate on the date the communication of non-fulfillment described below is sent to us for the amount of                  Dollars of the United States of America (US$            ), to guarantee compliance and correct execution of all the obligations of Phase              for the Exploration Period, having a term of              and of the other activities and obligations under the EXPLORATION AND EXPLOITATION CONTRACT, entered into between the companies of THE CONTRACTOR and ANH on             , hereinafter referred to as THE CONTRACT.

It is agreed that the responsibility of the [            Name of the Issuer Bank             ] under this stand-by letter of credit is exclusively limited to the above mentioned amount in Colombian legal currency.

In the event of non-fulfillment by THE CONTRACTOR of any or all the obligations and of other activities related to said obligations under THE CONTRACT described in the first paragraph of this stand-by letter of credit hereinafter referred to as GUARANTEED OBLIGATIONS, the Beneficiary shall give notice on said non-fulfillment to [            Name

of the Issuer Bank             ] at the offices in                             , within the term of this letter of credit. Within fifteen (15) days after we received said notice, we will proceed to unconditionally pay to the order of the Beneficiary the claimed amounts charged to this letter of credit, without exceeding in no case, the total guaranteed value.

If the mentioned notice of non-fulfillment is not given within the term of this letter of credit, our responsibility shall cease.

The notice informing to the [            Name of the Issuer Bank             ] on non-fulfillment of the GUARANTEED OBLIGATIONS, shall consist on a document duly signed by the Legal Representative of ANH or whoever acts in such condition, stating the non-fulfillment by THE CONTRACTOR of the GUARANTEED OBLIGATIONS and requesting payment of this letter of credit. Said notice shall contain the number of this letter of credit and its value converted to Colombian currency at the market exchange rate effective on the date on which said notice is sent to us as certified by the Colombian Banking Superintendence or the entity replacing it for said purpose.

This Document will be governed by the Rules and Uniform Uses Related to the Documentary Credits (Last Revision) published by the International Chamber of Commerce (CCI).

Signature of the Legal Representative of the Issuer Bank

TABLE OF CONTENTS

CLAUSE1 - DEFINITIONS	1

CLAUE 2 – OBJECT	5

CLAUSE 3 – CONTRACTED AREA	5

CLAUSE 4 – DURATION AND TERMS	6

CLAUSE 5 – MINIMUM EXPLORATORY PROGRAM	8

CLAUSE 6 – SUBSEQUENT EXPLORATION PROGRAM	10

CLAUSE 7 – DISCOVERY AND EVALUATION	10

CLAUSE 8 – DECLARATION OF COMMERCIABILITY	12

CLAUSE 9 – EXPLOTIATION PLAN	12

CLAUSE 10 – EXPLOITATION WORKS PROGRAMS	14

CLAUSE 11 – MANAGEMENT OF OPERATIONS	14

CLAUSE 12 - ROYALTIES	15

CLAUSE 13 – MEASUREMENT	16

CLAUSE 14 – PRODUCTION AVAILABILITY	16

CLAUSE 15 – NATURAL GAS	17

CLAUSE 16 – CONTRACT ECONOMIC RIGHTS OF ANH	17

CLAUSE 17 – UNIFICATION	21

CLAUSE 18 – ASSETS OWNERSHIP	21

CLAUSE 19 – SUPPLY OF INFORMATION AND CONFIDENTIALITY	22

CLAUSE 20 – INSPECTION AND FOLLOW-UP	23

CLAUSE 21 – INSURANCE	23

Page43

CLAUSE 22 - GUARENEES	24

CLAUSE 23 – SUB-CONTRACTORS, PERSONNEL AND TECHNOLOGY TRANSFERENCE	25

CLAUSE 24 – OPERTOR	26

CLAUSE 25 – ASSIGNMENT RIGHTS	26

CLAUSE 26 – FORCE MAJEURE AND ACTS OF THIRD PARTIES.	27

CLAUSE 27 – OLUTION OF DISPUTES BETWEEN THE PARTIES	28

CLAUSE 28 – TERMINATION	29

CLAUSE 29 – ENVIRONMENT	31

CLAUSE 30 - ABANDONMENT	32

CLAUSE 31 – CONTRACT DOMICILE AND APPLICABLE LAW	33

CLAUSE 32 - REPRESENTATION	33

CLAUSE 33 – PAYMENTS AND CURRENCY	34

CLAUSE 34 - TAXES	34

CLAUSE 35 – NOTICES AND COMMUNICATIONS	34

CLAUSE 36 – EXTERNAL COMUNIQUES	35

CLAUSE 37 – LANGUAGE	35

CLAUSE 38 – FORMALIZATION	35

ANNEX A – CONTRACTED AREA	36

ANNEX C LETTER OF CREDIT FORM	41